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                                                                   EXHIBIT 23.8


                          CONSENT OF KAY W. SLAYDEN



   In accordance with the requirements of Rule 438 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), I hereby consent to the references to my name appearing in the Registration Statement on Form S-4 and in the accompanying Joint Proxy Statement/Prospectus forming a part thereof relating to the registration under the Securities Act of up to 3,565,287 shares of common stock of Community Health Systems, Inc., par value $.01 per share, to be issued to the stockholders of Hallmark Healthcare Corporation in connection with the proposed merger to which such Registration Statement relates.


                                         /s/ Kay W. Slayden
                                         -------------------------------
                                         Kay W. Slayden


August 23, 1994